Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:05 PM 05/16/2006
FILED 03:05 PM 05/16/2006
SRV 060464177 – 4159881 FILE
CERTIFICATE OF FORMATION
OF
OZARK ETHANOL, LLC
ARTICLE I
NAME
     The name of this limited liability company is Ozark Ethanol, LLC.
ARTICLE II
REGISTERED OFFICE; AGENT
     The address of the registered office of Ozark Ethanol, LLC in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 and its initial registered agent at that address is The Corporation Trust Company.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Ozark Ethanol, LLC this 16th day of May, 2006.

/s/ JOE R. THOMPSON Joe R. Thompson, Organizer
Authorized Person